Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of December 19, 2012 between Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and Glen E. Tullman (the “Consultant”).

WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Term of Agreement. The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on December 19, 2012 (the “Effective Date”) and ending on March 31, 2013 (the “Consulting Period”).

2. Consulting Services. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the businesses conducted by the Company. The Consultant shall take his direction as a consultant solely from the Board of Directors of the Company or the Company’s Chief Executive Officer. The Consultant shall comply with reasonable requests for the Consultant’s consulting services for up to 5 days during any month during the Consulting Period (for an aggregate maximum of 15 days) and shall devote reasonable care to the performance of such consulting services; provided, however, that if the Consultant enters into a full-time employment relationship during the Consulting Period, any consulting services shall be solely at the Consultant’s discretion. Absent mutual agreement of the parties, the Consultant’s obligations under this Agreement shall be deemed fulfilled upon the earlier of (a) March 31, 2013; (b) the completion of the aggregate maximum of 15 days of service; or (c) the completion of the 5th day of services rendered after March 1, 2013. Notwithstanding anything herein to the contrary, the Company and the Consultant agree that in no event shall the level of consulting services to be provided by the Consultant pursuant to this Section 2 exceed more than 20% of the average level of services performed by the Consultant for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

3. Independent Contractor Status. The Consultant shall perform the consulting services described in Section 2 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor.

4. Compensation. As compensation for the consulting services to be performed by the Consultant hereunder, the Company shall pay the Consultant a consulting fee at the rate of $3,000 per day. Subject to the prior approval of the Company, the Company shall reimburse the Consultant in accordance with the Company’s policies and procedures for all proper expenses incurred by the Consultant in the performance of his consulting duties during the Consulting Period.

5. Confidentiality. The Consultant agrees that the non-disclosure obligations set forth in Section 5(e) of the Separation Agreement between the parties of even date herewith (the “Separation Agreement”) shall apply to any Confidential Information (as defined in the Separation Agreement) received by the Consultant during the Consulting Period.

6. No Setoff. The Company acknowledges and agrees that the Company is not entitled to offset the payment of any severance or benefits owed to the Consultant in respect of any alleged breach by the Consultant of this Agreement. In the event of any such claim by the Company, the Company shall pay the Consultant’s reasonable attorneys’ fees and costs (as incurred) to enforce his rights to the payments contemplated by the Separation Agreement.

7. Indemnification. During the Consulting Period, the Company shall, to the same extent contemplated by Sections 3.3.6 and 8 of the Employment Agreement dated July 31, 2010 and amended on June 5, 2012, between the Consultant and the Company or the Company’s certificate of incorporation or bylaws or applicable insurance policies, indemnify and hold the Consultant harmless (including the advancement of attorneys’ fees and costs) from any and all threatened or actual claims and liabilities arising out of the Consultant’s provision of services under this Agreement.

8. Notices; Dispute Resolution. Sections 9.6 (Notices) and 9.9 (Dispute Resolution and Arbitration) of the Employment Agreement dated as of July 31, 2010 and amended on June 5, 2012, between the Company and the Consultant shall be applicable to this Agreement.

9. Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Richard J. Poulton
Name: Richard J. Poulton
Title: Chief Financial Officer

GLEN E. TULLMAN

/s/ Glen E. Tullman

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